EXHIBIT 11.1

                                                                                                 Cordia Corporation

                                                                                Computation of Per Share (Loss) Earnings

                                                                                                      (Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006

Net (Loss)	$ (1,673,357)	$(235,849)	$(1,032,455)	$(338,859)

BASIC EARNINGS (LOSS):

Weighted average number of common shares outstanding	5,618,675	5,580,740	5,616,451	5,631,080

Basic earnings (loss) per common share	$ (0.30)	$ (0.04)	$ (0.18)	$ (0.06)

DILUTED EARNINGS:

Weighted average number of common shares outstanding	5,618,675	5,580,740	5,616,451	5,631,080

Assumed conversion of preferred stock	-	-	-	-
Assumed exercise of stock options	-	-	-	-

Weighted average number of common shares
outstanding - as adjusted	5,618,675	5,580,740	5,616,451	5,631,080

Diluted earnings (loss) per common share	$ (0.30)	$ (0.04)	$ (0.18)	$ (0.06)